SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 10)*

nCino, Inc.

(Name of Issuer)

Common Stock, $0.0005 Par Value Per Share

(Title of Class of Securities)

63947X101

(CUSIP Number)

Andrew Prodromos

Managing Director and Chief Compliance Officer

Insight Partners

1114 Avenue of the Americas, 36th Floor

New York, NY 10036

(212) 230-9200

With a copy to:

Matthew J. Haddad

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

October 16, 2024

(Date of Event which Requires

Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,449,385 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,449,385 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,449,385 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,188,515 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,188,515 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,188,515 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 229,907 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 229,907 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 229,907 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners X (Co-Investors), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 34,487 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 34,487 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,487 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight SN Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 451,513 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 451,513 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 451,513 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (1)
14	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight SN Holdings 2, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,032,359 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,032,359 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,032,359 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9% (1)
14	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,782,215 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,782,215 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,782,215 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,879,292 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,879,292 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,879,292 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 400,726 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 400,726 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 400,726 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners IX (Co-Investors), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 75,498 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 75,498 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,498 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,537,052 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,537,052 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,537,052 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,235,700 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,235,700 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,235,700 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,136,229 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,136,229 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,136,229 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,398,436 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,398,436 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,398,436 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,902,294 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,902,294 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,902,294 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates X, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,902,294 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,902,294 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,902,294 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5% (1)
14	TYPE OF REPORTING PERSON (See Instructions) CO

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,137,731 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,137,731 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,137,731 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates IX, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,137,731 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,137,731 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,137,731 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.3% (1)
14	TYPE OF REPORTING PERSON (See Instructions) CO

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates Growth-Buyout Coinvestment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,307,417 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,307,417 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,307,417 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.6% (1)
14	TYPE OF REPORTING PERSON (See Instructions) PN

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Venture Associates Growth-Buyout Coinvestment Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,307,417 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,307,417 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,307,417 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.6% (1)
14	TYPE OF REPORTING PERSON (See Instructions) CO

(1)	See Item 5.

SCHEDULE 13D

CUSIP No. 63947X101

1	NAMES OF REPORTING PERSONS Insight Holdings Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 14,347,442 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 14,347,442 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,347,442 (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.4% (1)
14	TYPE OF REPORTING PERSON (See Instructions) OO

(1)	See Item 5.

This Amendment No. 10 to Schedule 13D (this “Amendment No. 10”) is being filed on behalf of the Reporting Persons (as defined below) with respect to the shares of Common Stock, par value $0.0005 per share (the “Common Stock”), of nCino, Inc., a Delaware corporation (the “Issuer”), to amend the Schedule 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 18, 2022 (the “Schedule 13D”), as previously amended on September 1, 2023, April 3, 2024, April 9, 2024, June 14, 2024, June 26, 2024, July 15, 2024, July 24, 2024, July 30, 2024 and August 16, 2024 on behalf of the following persons (each, a “Reporting Person”, and collectively, the “Reporting Persons”): (i) Insight Venture Partners X, L.P., a Cayman Islands exempted limited partnership (“IVP X”); (ii) Insight Venture Partners (Cayman) X, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman X”); (iii) Insight Venture Partners (Delaware) X, L.P., a Delaware limited partnership (“IVP Delaware X”); (iv) Insight Venture Partners X (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co-Investors X” and, together with IVP X, IVP Cayman X and IVP Delaware X, the “IVP X Funds”); (v) Insight SN Holdings, LLC, a Delaware limited liability company (“IVP X HoldCo 1”); (vi) Insight SN Holdings 2, LLC, a Delaware limited liability company (“IVP X HoldCo 2” and, together with IVP X HoldCo 1, the “IVP X HoldCos”); (vii) Insight Venture Partners IX, L.P., a Cayman Islands exempted limited partnership (“IVP IX”), (viii) Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman IX”), (ix) Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership (“IVP Delaware IX”), (x) Insight Venture Partners IX (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co-Investors IX” and, together with IVP IX, IVP Cayman IX and IVP Delaware IX, the “IVP IX Funds”); (xi) Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., a Cayman Islands exempted limited partnership (“IVP GBCF”), (xii) Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., a Cayman Islands exempted limited partnership (“IVP Cayman GBCF”), (xiii) Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., a Delaware limited partnership (“IVP Delaware GBCF”), (xiv) Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P., a Cayman Islands exempted limited partnership (“IVP B GBCF” and, together with IVP GBCF, IVP Cayman GBCF and IVP Delaware GBCF, the “IVP GBCF Funds”); (xv) Insight Venture Associates X, L.P., a Cayman Islands exempted limited partnership (“IVA X”); (xvi) Insight Venture Associates X, Ltd., a Cayman Islands exempted company (“IVA X Ltd”); (xvii) Insight Venture Associates IX, L.P., a Cayman Islands exempted limited partnership (“IVA IX”); (xviii) Insight Venture Associates IX, Ltd., a Cayman Islands exempted company (“IVA IX Ltd”); (xix) Insight Venture Associates Growth-Buyout Coinvestment, L.P., a Cayman Islands exempted limited partnership (“IVA GBC”); (xx) Insight Venture Associates Growth-Buyout Coinvestment Ltd., a Cayman Islands exempted company (“IVA GBC Ltd”); and (xxi) Insight Holdings Group, LLC, a Delaware limited liability company (“Holdings”). This Amendment No. 10 is being filed to reflect changes in the number of shares of Common Stock beneficially owned by the Reporting Persons and is being filed to amend Items 3, 4 and 5 of the Schedule 13D as follows:

Item 3.	Source and Amount of Funds or Other Considerations.

Item 3 of the Schedule 13D is amended to add the following:

On October 16, 2024, the Reporting Persons sold 1,356,721 shares of Common Stock pursuant to a Rule 10b5-1 plan adopted on April 10, 2024 in open market transactions at a price per share of $36.02. These shares were sold in multiple transactions at prices ranging from $36.000 to $36.205, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price.

On October 17, 2024, the Reporting Persons sold 309,304 shares of Common Stock pursuant to a Rule 10b5-1 plan adopted on April 10, 2024 in open market transactions at a price per share of $36.16. These shares were sold in multiple transactions at prices ranging from $36.150 to $36.300, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price.

Item 4.	Purpose of Transaction.

Item 4 the Schedule 13D is amended as follows:

The information contained in Item 3 of this Amendment No. 10 is incorporated herein by reference, as applicable.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) and 5(b) of the Schedule 13D are amended as follows:

The responses of the Reporting Persons on the cover pages hereof are incorporated herein by reference. As of this Amendment No. 10, the Reporting Persons beneficially own an aggregate of 14,347,442 shares of Common Stock, which represent approximately 12.4% of the Common Stock outstanding. The percentage of the Common Stock beneficially owned by each Reporting Person as reported herein (including on the cover pages hereof) is calculated based on 115,559,517 shares of Common Stock outstanding as of August 22, 2024, as set forth in the Issuer’s quarterly report for the quarterly period ended July 31, 2024, as filed with the SEC on August 27, 2024 (the “10-Q”).

Each of Holdings, IVA X Ltd, IVA IX Ltd, IVA GBC Ltd, IVA X, IVA IX and IVA GBC expressly declare that nothing herein shall be construed as an admission that it is, for the purposes of sections 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of any securities covered hereby. IVP X expressly declares that nothing herein shall be construed as an admission that it is, for the purposes of sections 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of all of the securities owned by the IVP X HoldCos.

As of this Amendment No. 10, 255,130 shares of Common Stock (includes 5,874 restricted stock units) are beneficially owned by Jeffrey Horing, a Scheduled Person, and to the Reporting Persons’ knowledge, no shares of Common Stock were beneficially owned by any other Scheduled Person.

Item 5(c) of the Schedule 13D is amended as follows:

The information contained in Item 3 of this Amendment No. 10 is incorporated herein by reference, as applicable.

Item 7.	Material to Be Filed as Exhibits.

Exhibit 7.1

Joint Filing Agreement, dated as of January 18, 2022, by and among the Reporting Persons (incorporated by reference to Exhibit 7.1 to the Schedule 13D filed on behalf of the Reporting Persons with the SEC on January 18, 2022).

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS X, L.P.
By: Insight Venture Associates X, L.P., its general partner
By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS (CAYMAN) X, L.P.
By: Insight Venture Associates X, L.P., its general partner
By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS (DELAWARE) X, L.P.
By: Insight Venture Associates X, L.P., its general partner
By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS X (CO-INVESTORS), L.P.
By: Insight Venture Associates X, L.P., its general partner
By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT SN HOLDINGS, LLC

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT SN HOLDINGS 2, LLC

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS IX, L.P.
By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS (CAYMAN) IX, L.P.
By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS (DELAWARE) IX, L.P.
By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS IX (CO-INVESTORS), L.P.
By: Insight Venture Associates IX, L.P., its general partner
By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND, L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (CAYMAN), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (DELAWARE), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE PARTNERS GROWTH-BUYOUT COINVESTMENT FUND (B), L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE ASSOCIATES X, L.P.
By: Insight Venture Associates X, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE ASSOCIATES X, LTD.

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE ASSOCIATES IX, L.P.
By: Insight Venture Associates IX, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE ASSOCIATES IX, LTD.

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE ASSOCIATES GROWTH-BUYOUT COINVESTMENT, L.P.
By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT VENTURE ASSOCIATES GROWTH-BUYOUT COINVESTMENT, LTD.

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Authorized Officer

Dated: October 18, 2024	INSIGHT HOLDINGS GROUP, LLC

	By:	/s/ Andrew Prodromos
Name: Andrew Prodromos
Title: Attorney-in-Fact